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                                                                    EXHIBIT 23.1



                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement Form S-8 No. 333-72651 pertaining to the CD Warehouse, Inc. Amended 1996 Stock Option Plan, the Registration Statement Form S-3 No. 333-58451 for the registration of 2,036,730 shares of common stock and the Registration Statement Form S-3 No. 333-72755 for the registration of 316,430 shares of common stock, and the related Prospectuses of our report dated February 16, 2001, except for Note 8 as to which the date is March 8, 2001 with respect to the consolidated financial statements of CD Warehouse, Inc. included in the Annual Report Form 10-KSB for the year ended December 31, 2000.



                                         ERNST & YOUNG LLP

Oklahoma City, Oklahoma
March 8, 2001